As filed with the Securities and Exchange Commission on January 22, 2021

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IHS MARKIT LTD.

(Exact name of registrant as specified in its charter)

Bermuda		98-1166311
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

4th Floor, Ropemaker Place, 25 Ropemaker Street London, England EC2Y 9LY +44 20 7260 2000
(Address of Principal Executive Offices, Including Zip Code)

IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan

Sari Granat Executive Vice President, Chief Administrative Officer and General Counsel IHS Markit Ltd. c/o Markit North America, Inc. 450 West 33rd Street, 5th Floor New York, NY 10001 (212) 205 1200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for ☐ complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Shares, $0.01 par value per share	2,000,000	$84.51	$169,020,000	$18,440.08
(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers common shares, $0.01 par value per share (“Common Shares”), of IHS Markit Ltd. (the “Registrant”) (i) authorized for issuance under the IHS Markit Ltd. Amended and Restated 2014 Equity Incentive Award Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional Common Shares that may become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of computing the registration fee, based on the average of high and low sales prices reported for Common Shares on the New York Stock Exchange on January 15, 2021.

(3)	Rounded up to the nearest penny.

EXPLANATORY NOTE

This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of registering an additional 2,000,000 Common Shares that are issuable at any time or from time to time under the Plan. Pursuant to General Instruction E, the contents of the Registration Statement on Form S-8 filed for the Plan (File No. 333-196877) with the Securities and Exchange Commission (the “Commission”) on June 18, 2014, including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement, except as supplemented by the information set forth below.

PART I

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)       The Registrant’s Annual Report on Form 10-K (File No. 001-36495) for the fiscal year ended November 30, 2020 (the “Annual Report”), filed with the Commission on January 22, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)       All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)       The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36495), filed with the Commission on June 28, 2019, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Bermuda exempted company. Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

The Registrant’s Bye-laws provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that the Registrant may advance funds to its officers and directors for expenses incurred in their defense on condition to repay the funds if any allegation of fraud or dishonesty is proved. The Registrant’s Bye-laws further provide that the Registrant’s shareholders waive all claims or rights of action that they might have, individually or in right of the Registrant, against any of the Registrant’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.

Section 98A of the Companies Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not such company may otherwise indemnify such officer or director. Pursuant to the Registrant’s Bye-laws, the Registrant may maintain insurance for the benefit of its directors and officers against any liability incurred by any of them under the Companies Act in their capacity as a director or officer or indemnifying the directors and officers in respect of any loss arising or liability attaching to any of them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which any such director or officer may be guilty in relation to the Registrant or any subsidiary thereof. The Registrant currently has a policy providing directors’ and officers’ liability insurance in certain circumstances and has purchased and maintains a directors’ and officers’ liability policy for such purpose.

In addition, the Registrant has entered into separate indemnification agreements with certain of the Registrant’s current and former directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled, to the fullest extent permitted by applicable law, to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.

Item 8. Exhibits.

Exhibit Number
4.1	Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s registration statement on Form F-1 (File No. 333-195687), filed on May 5, 2014)
4.2	Memorandum of Association (Incorporated by reference to Exhibit 3.2 of Amendment No. 2 of the Registrant’s registration statement on Form F-1 (File No. 333-195687), filed on June 3, 2014)
4.3	Memorandum of Increase of Share Capital (Incorporated by reference to Exhibit 1.3 of the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2015 (File No. 001-36495) filed on March 11, 2016)
4.4	Certificate of Incorporation on Change of Name (Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36495) filed on October 7, 2016)
4.5	Amended and Restated Bye-laws of the Registrant (Effective as of April 11, 2019) (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-36495) filed on April 12, 2019)
4.6	Form of certificate of common shares (Incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-36495) filed on January 17, 2020)
5	Opinion of Conyers Dill & Pearman Limited (filed herewith)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5)
24	Power of Attorney (Included in the signature pages hereof)
99.1	Registrant’s Amended and Restated 2014 Equity Incentive Award Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36495) filed on March 26, 2019)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 22nd day of January, 2021.

IHS Markit Ltd.

By:	/s/ Sari Granat
	Name:	Sari Granat
	Title:	Executive Vice President, Chief Administrative Officer and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Lance Uggla, Jonathan Gear, Michael Easton, Sari Granat, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable IHS Markit Ltd. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on January 22, 2021.

Signature	Title

/s/ Lance Uggla	Chairman and Chief Executive Officer
Lance Uggla	(Principal Executive Officer)

/s/ Jonathan Gear	Executive Vice President, Chief Financial Officer
Jonathan Gear	(Principal Financial Officer)

/s/ Michael Easton	Senior Vice President and Chief Accounting Officer
Michael Easton	(Principal Accounting Officer)

/s/ The Lord Browne of Madingley	Director
The Lord Browne of Madingley

/s/ Dinyar S. Devitre	Director
Dinyar S. Devitre

/s/ Ruann F. Ernst	Director
Ruann F. Ernst

/s/ Jacques Esculier	Director
Jacques Esculier

/s/ Gay Huey Evans	Director
Gay Huey Evans

/s/ William E. Ford	Director
William E. Ford

/s/ Nicoletta Giadrossi	Director
Nicoletta Giadrossi

/s/ Robert P. Kelly	Director
Robert P. Kelly

/s/ Deborah Doyle McWhinney	Director
Deborah Doyle McWhinney

/s/ Jean-Paul L. Montupet	Director
Jean-Paul L. Montupet

/s/ Deborah K. Orida	Director
Deborah K. Orida

/s/ James A Rosenthal	Director
James A. Rosenthal